EXHIBIT 99.1

Lender Performance Group, LLC and Subsidiaries

Consolidated Financial Statements As of and for the Years Ended December 31, 2018 and 2017

Lender Performance Group, LLC and Subsidiaries

Independent Auditor's Report

To the Members and Board of Directors of
Lender Performance Group, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of Lender Performance Group, LLC (a Delaware limited liability company) and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive loss, changes in members' (deficit) capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management's responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lender Performance Group, LLC and Subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of matter
As discussed in Note 1 to the consolidated financial statements, Lender Performance Group, LLC and subsidiaries has adopted new accounting guidance in the year ended December 31, 2018 that reflects the change related to the accounting for recognizing revenue from contracts with customers retrospectively. Our opinion is not modified with respect to this matter.

/s/ Grant Thornton LLP
Charlotte, North Carolina
April 29, 2019

Lender Performance Group, LLC and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$21,096	$2,347
Short-term investments	—	249
Available-for-sale investments	—	7,199
Accounts receivable, net	7,485	1,497
Prepaid expenses and other current assets	1,205	813
Total current assets	29,786	12,105
Property and equipment, net	1,152	342
Intangible assets, net	72	77
Deposits and other assets	200	96
Total assets	$31,210	$12,620
Liabilities and members' capital (deficit)
Current liabilities:
Accounts payable	$839	$319
Accrued expenses	2,685	2,802
Accrued taxes payable	—	151
Deferred revenue	17,449	9,501
Notes payable, current portion	393	—
Total current liabilities	21,366	12,773
Deferred revenue	4,213	4,758
Notes payable	560	—
Total liabilities	26,139	17,531
Commitments and contingencies (Note 13)
Members' capital (deficit)
Members' capital (deficit)	5,071	(4,911)
Total members' capital (deficit)	5,071	(4,911)
Total liabilities and members' capital (deficit)	$31,210	$12,620

See notes to consolidated financial statements.

Lender Performance Group, LLC and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2018	2017
Revenue	$16,969	$10,890
Cost of Revenue	4,627	2,770
Gross profit	12,342	8,120
Costs and expenses
Software and client support	13,999	8,422
Sales and marketing	4,785	2,137
Operations, general and administrative	6,712	3,682
Depreciation and amortization expense	206	125
Total costs and expenses	25,702	14,366
Loss from operations	(13,360)	(6,246)
Other expense:
Interest expense, net	(558)	(260)
Other expense	(71)	(25)
Realized gain/loss on investments	(89)	(16)
Total other expense	(718)	(301)
Net loss	(14,078)	(6,547)
Other comprehensive (loss) income
Unrecognized effect of foreign currency	164	(22)
Unrealized gain on investments	—	5
Comprehensive loss	$(13,914)	$(6,564)

See notes to consolidated financial statements.

Lender Performance Group, LLC and Subsidiaries
Consolidated Statements of Members' (Deficit) Capital
(in thousands)

	Preferred and Class A Member Interests	Additional Paid-In Capital	Member Distributions	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Members' (Deficit) Capital
Balance at December 31, 2016	$32,672	$48	$(20,842)	$(33)	$(9,028)	$2,817
Member distributions and redemptions	—	—	(76,212)	—	—	(76,212)
Capital contributions	75,142	—	—	—	—	75,142
Class B member profits interests compensation expense	—	206	—	—	—	206
Repurchase of Class B member profit interests	—	(300)	—	—	—	(300)
Unrealized gains on investments available-for-sale	—	—	—	5	—	5
Foreign currency translation adjustment	—	—	—	(22)	—	(22)
Net loss	—	—	—	—	(6,547)	(6,547)
Balance at December 31, 2017	$107,814	$(46)	$(97,054)	$(50)	$(15,575)	$(4,911)
Member distributions and redemptions	—	—	(240)	—	—	(240)
Capital contributions	24,925	—	—	—	—	24,925
Class B member profits interests compensation expense	—	382	—	—	—	382
Repurchase of Class B member profit interests	—	(1,171)	—	—	—	(1,171)
Foreign currency translation adjustment	—	—	—	164	—	164
Net loss	—	—	—	—	(14,078)	(14,078)
Balance at December 31, 2018	$132,739	$(835)	$(97,294)	$114	$(29,653)	$5,071

See notes to consolidated financial statements.

Lender Performance Group, LLC and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(14,078)	$(6,547)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	206	125
Net realized loss on available-for-sale and short-term investments	89	(16)
Profit interest compensation expense	382	206
Loss on asset disposition	15	12
Net (increase) / decrease in assets:
Accounts receivable	(5,988)	(912)
Prepaid expenses and other current assets	(364)	(471)
Deposits and other assets	(105)	(6)
Net (decrease) / increase in liabilities:
Accounts payable	442	139
Accrued taxes payable	(181)	151
Other accrued liabilities	529	855
Deferred revenue	7,424	6,555
Net cash (used in) provided by operating activities	(11,629)	91
Cash flows from investing activities:
Purchases of fixed assets	(1,028)	(245)
Purchases of intangible assets	—	(80)
Proceeds from sale of short-term investments	249	3,093
Proceeds from sale of available-for-sale investments	7,721	1,916
Purchase of short-term investments	—	(1,339)
Purchase of available-for-sale investments	(617)	(2,277)
Dividends received	6	178
Net cash provided by investing activities	6,331	1,246
Cash flows from financing activities:
Repurchase of Class B profit interests	(219)	(300)
Member contributions	24,925	75,143
Member distributions and redemptions	(800)	(76,212)
Borrowings under line of credit	2,600	—
Repayments under line of credit	(2,600)	—
Net cash provided by (used in) financing activities	23,906	(1,369)
Effect of exchange rate changes on cash and cash equivalents	141	(22)
Net increase (decrease) in cash and cash equivalents	18,749	(54)
Cash and cash equivalents, beginning of year	2,347	2,401
Cash and cash equivalents, end of year	$21,096	$2,347
Supplemental disclosure of cash flow information:
Cash paid for interest	$71	$—
Noncash financing and investing activities:
Unrealized gain on available-for-sale investments	$—	$(5)
Member distributions accrued	$240	$800
Notes payable accrued	$952	$—

See notes to consolidated financial statements.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

1. Summary of Significant Accounting Policies

Description of Business and Basis of Presentation
Lender Performance Group, LLC, which operates under the name PrecisionLender (the Company), was formed as a Delaware limited liability company on May 15, 2009. The Company, headquartered in North Carolina, conducts business globally including South America, Europe and Asia-Pacific.
The Company provides a best-in-class loan pricing and profitability management solution to financial institutions via a Software as a Service (SaaS) delivered platform. The PrecisionLender pricing and profitability platform empowers commercial bank relationship managers to make smart, real-time pricing decisions and deliver superior customer service. Andi®, PrecisionLender's virtual coach and pricing analyst, uses artificial intelligence to glean and deliver actionable insights from the thousands of deals priced daily on the platform.
Basis of Consolidation
The consolidated financial statements include the accounts of Lender Performance Group, LLC and its wholly owned subsidiaries. In 2017, the Company established a subsidiary of which a small portion is owned by a charitable remainder annuity trust. Noncontrolling interest is included as a component of total members' (deficit) capital in the consolidated balance sheet. Net earnings attributable to noncontrolling interests for the years ended December 31, 2018 and 2017 were de minimus.
Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Sales Tax
The Company presents sales taxes and other taxes collected from customers and being remitted to the government authorities on a net basis and, as such, excludes them from revenues.
Cash and Cash Equivalents
The Company defines cash and cash equivalents as cash and short-term investments with original maturities of three months or less. Short-term investments with maturities longer than three months are included in short-term investments on the balance sheets. The Company maintains amounts on deposit with various financial institutions, which generally exceed federally insured limits. However, management evaluates those institutions and the Company has not experienced any losses on such deposits.
Short-term Investments
Short-term investments consist primarily of certificate of deposits with maturities longer than three months. The Company recognizes interest income on the certificate of deposits and is included in interest expense, net on the consolidated statements of comprehensive loss.
Available-For-Sale Investments
The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. Debt and equity securities available for sale are carried at fair market value, with the unrealized gains and losses reported as other comprehensive income and reported in the consolidated statements of changes in members' (deficit) capital.
Accounts Receivable
The Company provides for an allowance for doubtful accounts based on management's best estimate of probable losses determined principally on the basis of historical experience and specific allowances for known troubled accounts. All accounts or portions thereof that are deemed to be uncollectible are written off to the allowance for doubtful accounts when it is probable that the receivable is worthless. The Company recorded an allowance for doubtful accounts of zero as of December 31, 2018 and 2017. In the opinion of management, the allowance for doubtful accounts is reasonable. Actual results could differ from the estimates that were used.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

Property and Equipment
Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the life of the lease or the useful life of the improvement. Estimated useful lives of the assets are as follows:

Years
Computer equipment	3
Software	3
Furniture and fixtures	5
Leasehold improvements	1-7
Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.
Intangible Assets
In 2017, the Company incurred patents costs, legal fees as well as third-party purchasing fees to acquire a domain name and a trade name. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, which has been determined to be 30 years for both the domain name and trade names. Finite-lived intangible assets are assessed for impairment whenever triggering events or indicators of potential impairment occur. There was no impairment of finite-lived intangible assets during 2018 or 2017.
Impairment of Long-lived Assets
Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company concluded no impairment existed as of December 31, 2018 and 2017.
Revenue Recognition and Deferred Revenue
The Company derives its revenue from three sources: (1) subscription revenues, which are comprised of subscription fees from customers accessing the Company's cloud-based loan pricing and profitability management platform, (2) related fees charged for the setup and implementation of the services and (3) consulting revenues.
With the adoption of Topic 606, the Company determines the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when or as the Company satisfies the performance obligations.
Recurring
Recurring revenue represents stand-ready performance obligations in which the Company is making the solutions or services available to the customers continuously over time or the value of the contract renews. Therefore, recurring revenue is generally recognized over time on a ratable basis over the contract term, beginning on the date that the solution or service is made available to the customer.
Recurring revenue is comprised of fees for the use of our subscription-based software solution, which includes providing access to cloud-based solutions, hosting services, as applicable, and support and maintenance.
One-time services and other
Fees paid for expedited implementation services is recognized only once the service has been completed, at the point of time the customer receives the benefit. Full revenue recognition will occur after the two-week training session.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

Specific consultation revenues are recognized ratably over an agreed-upon consultation period, which is considered the time over which the consultation is earned.
Contracts with multiple performance obligations
Some of the Company's contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. Standalone selling prices of our solutions and services are typically estimated based on observable transactions when the solutions or services are sold on a standalone basis. Subscription fees are distinct as such offerings are often sold separately. In determining whether consulting services are distinct, the Company considers the following factors for each consulting services agreement: availability of the services from other vendors, the nature of the consulting services and the contractual dependence and described expectation of the service on the contract. To date, the Company has concluded that all the consulting services included in contracts with multiple performance obligations are distinct.
Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, until, as stated above, revenue recognition conditions have been met. Financing costs associated with contracts greater than one year are included as interest revenue over the contract term as these are considered significant financing arrangements. Travel reimbursements are billed and recognized as revenue as incurred.
Deferred Revenue
Deferred revenue primarily consists of cash received and billings in advance of revenue recognition from subscription services described above and is recognized as revenue recognition conditions are met. Initial contract terms range from one to five years in length. The Company often invoices customers at the beginning of the contract for the entire amount. The current portion of deferred revenue represents cash received and billings in advance that are expected to be recognized as revenue within the next 12 months. At December 31, 2018 and 2017, deferred revenue included $7.5 million and $1.5 million, respectively, of billings in advance for which cash has not been received.
Foreign Currency
Net assets recorded in a foreign currency are translated at the exchange rate on the balance sheet date. Revenue and expense items are translated using an average of monthly exchange rates. The resulting translation adjustments are recorded in accumulated other comprehensive loss. Gains and losses resulting from foreign currency transactions denominated in currency other than the functional currency are recorded at the approximate rate of exchange at the transaction date in other expense. For the years ended December 31, 2018 and 2017, the Company recorded a net foreign currency gain of $0.2 million and a net foreign currency loss of $22, respectively, primarily related to one deferred revenue arrangement in Australia.
Research and Development
Research and development costs are expensed as incurred. These costs include human resource costs, third-party contractor expenses, software development tools and certain other expenses related to researching and developing new solutions, and allocated depreciation, facilities and IT support costs.
Software Development Costs
Software development costs of the Company's product incurred in the preliminary stages of development are expensed as incurred and primarily consist of personnel costs.
Advertising Costs
The Company expenses advertising costs as incurred. These costs consist primarily of online ads, sponsorships and costs to participate in industry trade shows and associations. The Company incurred $1.3 million and $0.6 million in advertising costs during the years ended December 31, 2018 and 2017, respectively, and are recorded in sales and marketing on the consolidated statements of comprehensive loss.
Fair Value of Financial Instruments
The authoritative guidance requires disclosure of a fair value hierarchy of inputs that the Company uses to value an asset or a liability. Under the authoritative guidance, there is a common definition of fair value to be used and a hierarchy for fair value measurements based on the type of inputs that are used to value the assets or liabilities at fair value.
Level 1    Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

Level 2    Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-driven valuations in which all significant inputs are observable for substantially the full term of the asset or liability.
Level 3    Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.
The Company estimates the fair values of financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value for nontraded financial instruments. Accordingly, such estimates are not necessarily indicative of the amounts that the Company would realize in a current market exchange. The fair value of the mutual funds was determined based on Level 1 inputs. The fair value of corporate bonds were determined based on Level 2 inputs. The valuation techniques used to measure fair value of the Level 2 instruments were valued based on quoted market prices or based on similar types of securities that are traded in the market.
Risks and Uncertainties
In 2017, the Company entered into a long-term relationship with a large global bank. During the years ended December 31, 2018 and 2017, this customer accounted for 25% and 9% of the Company's sales, respectively. This customer also accounted for approximately 80% of accounts receivable at year-end.
2. Revenue

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014‑09, "Revenue from Contracts with Customers (Topic 606)" (ASU 2014-09), which provides for a single five‑step model to be applied to all revenue contracts with customers. The new standard also requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows relating to customer contracts. Companies have an option to use either a retrospective approach or cumulative effect adjustment approach to implement the standard. In April 2016, the FASB issued ASU 2016-08 to clarify the implementation of ASU 2014-09. This guidance is effective for private companies for fiscal years and interim periods within those years beginning after December 15, 2018.
The Company early adopted ASU 2014-09 as of January 1, 2018 utilizing the full retrospective method of transition, which requires that the standard be applied to all periods presented. The impact of adopting ASU 2014-09 on the Company's total revenues for 2017 and 2016 was material. The primary impacts of adopting ASU 2014-09 relate to the adjustment for the transaction price in our contracts when a significant financing component exists. Previously, the Company deferred only the purchase price including discounts of a contract and recognized those amounts over the contract term, generally ranging from one to five years, as the revenue was recognized. Under the new standard, when the payment is received greater than one year in advance, the revenue recognized exceeds the cash received and an interest expense will be recorded to reflect the increased revenue.
Selected adjusted financial statement information, which reflects our adoption of ASU 2014-09 is set forth below.

As of December 31, 2017	As Reported	Adjustments	As Adjusted
Deferred revenue, current portion	$9,451	$50	$9,501
Beginning members' capital	2,865	(48)	2,817
Ending members' deficit	$(4,861)	$(50)	$(4,911)

For the year ended December 31, 2017	As Reported	Adjustments	As Adjusted
Revenue	$10,453	$437	$10,890
Interest expense, net	(178)	438	260
Net loss	$(6,545)	$(2)	$(6,547)
The adoption of ASU 2014-09 had no impact on the Company's net cash provided by or used in operating, investing or financing activities for any of the periods reported.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

Disaggregation of Revenues
Revenues consist of the following by type:

	2018	2017
Subscription and support fees	$16,169	$10,690
Consulting fees	800	200
	$16,969	$10,890
Contract Balances
Contract Asset
As noted in Note 1, subscription and support revenue is recognized ratable over the contract term at the commencement date of the contract. Consulting fees are recorded at the point in time when earned. The timing and amount of revenue earned has not been affected under Topic 606 compared to previous guidance. However, under Topic 606, the Company will record a contract asset if the revenue recognized on a contract exceeds the billings and deferred revenue when the billings on a contract exceed the revenue recognized. The Company's standard billing terms are for the contract term, in advance. No contract assets have been recorded for billings or revenues to date. To the extent that customers are billed for solutions and services in advance of the Company satisfying the related performance obligations, the Company will record such amounts in deferred revenue.
Deferred Revenue
The concept of unearned revenue under Topic 606 is substantially similar to the deferred revenue under previous guidance. Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription and support services and interest received from significant financing considerations for billings greater than one year in advance.
The changes in deferred revenue were as follows:

December 31	2018	2017
Deferred revenue, beginning of period	$14,259	$7,751
Billings and other*	24,373	17,398
Subscription revenue recognized ratably over time	(16,170)	(10,690)
Other revenue recognized	(800)	(200)
Deferred revenue, end of period	$21,662	$14,259
3. Recent Accounting Pronouncements
In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, "Leases," which introduces a lessee model that brings substantially all leases onto the balance sheet. Under the new standard, a lessee will recognize on its balance sheet a lease liability and a right-of-use asset for all leases, including operating leases, with a term greater than 12 months. The new standard will also distinguish leases as either finance leases or operating leases. This distinction will affect how leases are measured and presented in the income statement and statement of cash flows. ASU No. 2016-02 is effective for annual and interim periods beginning after December 15, 2019. The Company is still assessing the potential impact the standard will have on its consolidated financial statements and disclosures.
ASC 2016-02 will have a material impact on the Company's consolidated balance sheet. Leases currently designated as operating leases, will be reported on the consolidated balance sheet upon adoption at their net present value, which will increase total assets and liabilities. ASU 2016-02 is not expected to have a material impact to the Company's consolidated statements of comprehensive loss or net cash provided by operating activities. In preparation for adoption of the standard, the Company is in the process of implementing key systems, processes and internal controls to enable the preparation of financial information.
In July 2018, the FASB issued ASU 2018-11, "Leases (Topic 842) Targeted Improvements" (ASU 2018-11), which allows for the adoption of ASU 2016-02 to be applied at the beginning of the year of adoption, as opposed to at the beginning of the earliest year presented in the financial statements. The Company expects to adopt the transitional provisions allowed under ASU 2018-11 and, as such, the consolidated balance sheets and statements of comprehensive loss for prior periods will not be comparable in the year of adoption of ASU 2016-02.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

In August 2018, the FASB issued ASU 2018-15, "Intangibles-Goodwill and Other- Internal-Use Software (Subtopic 350-40) - Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract," which aligns the accounting for implementation costs incurred in a hosting arrangement that is a service contract with the accounting for implementation costs incurred to develop or obtain internal-use software under ASC 350-40, in order to determine which costs to capitalize and recognize as an asset and which costs to expense. ASU 2018-15 is effective for annual reporting periods and interim periods within those years, beginning after December 15, 2020, and can be applied either prospectively to implementation costs incurred after the date of adoption or retrospectively to all arrangements. The Company is evaluating the impact of the adoption of ASU 2018-15 on its consolidated financial statements.
4. Available-for-Sale Securities

In 2018, all prior available-for-sale securities were sold leaving the balance as of December 31, 2018 to be zero for available-for-sale securities.

		Unrealized
		December 31, 2017
		Fair Value Measurements Using:
	Amortized Cost	Gain in Accumulated Other Comprehensive Income	Losses in Accumulated Other Comprehensive Income	Estimated Fair Value
Corporate bonds	$5,074	$—	$(26)	$5,048
Mutual Funds	2,153	—	(2)	2,151
Total available-for-sale securities	$7,227	$—	$(28)	$7,199

During the years ended December 31, 2018 and 2017, available-for-sale securities were sold for total proceeds of approximately $7.7 million and $1.9 million respectively. The gross realized (losses) / gains on these sales totaled $(89) and $16 in 2018 and 2017, respectively. For purposes of determining gross realized gains, the cost of securities sold is based on specific identification. Net unrealized holding gains on available-for-sale securities in the amount of zero for the years ended December 31, 2018 and December 31, 2017, respectively, have been included in accumulated other comprehensive income. Total other-than-temporary impairment recognized in accumulated other comprehensive income amounted to zero at December 31, 2018 and 2017.
5. Property and Equipment
Property and equipment consists of the following as of December 31, 2018 and 2017:

December 31	2018	2017
Furniture and fixtures	$292	$183
Computer equipment	589	306
Leasehold improvements	90	52
Construction in progress	588	—
Total property and equipment	$1,559	$541
Less: Accumulated depreciation	407	199
Property and equipment, net	$1,152	$342

Depreciation expense was $0.2 million and $0.1 million for the years ended December 31, 2018 and 2017, respectively. Construction in progress relates to leasehold improvements committed but not yet complete for a lease that is to commence in 2019.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

6. Intangible Assets
Intangible assets consists of the following as of December 31, 2018 and 2017.

December 31	2018	2017
Trademarks	$37	$37
Domain names	43	43
Total intangible assets	80	80
Less: Accumulated amortization	8	3
Intangibles, net	$72	$77

Amortization expense was $5 and $3 for the years ended December 31, 2018 and 2017, respectively.
7. Accrued Expenses
Accrued expenses are comprised of the following as of December 31, 2018 and 2017:

	2018	2017
Accrued personnel costs	$1,979	$1,424
Accrued professional fees	53	62
Deferred rent	152	167
Accrued member distributions	240	800
Accrued Azure	211	335
Other accrued expenses	50	14
Total accrued expenses	$2,685	$2,802
8. Debt

In February 2018, the Company entered into an agreement with a commercial bank for a revolving line of credit in the amount of $10.0 million, which matures in February 2020. Interest under this facility accrues at PRIME plus 1.0% and is paid monthly when the revolver is acted upon. The line of credit is secured by all the assets of the Company. Available advances under this facility are determined based on an advance rate multiplied by the historical four-month average recurring revenue. Borrowings under this credit facility in 2018 were $2.6 million, which were all repaid in December 2018, and there is no outstanding balance as of December 31, 2018. In 2018, loan origination costs were incurred associated with the line of credit which are amortized over the life of the facility; 2 years.

December 31	2018
Loan origination costs	$16
Loan origination amortization	(6)
Net asset	$10

In 2018, the Company issued notes payables for approximately $1.2 million related to the repurchase of certain Class B Member Interests. The notes payable include monthly installments of principal and interest, which fully amortizes over a three-year period, net of discounts. Total outstanding balance under these notes payable as of December 31, 2018 is approximately $1.0 million.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

9. Members' Capital

Capital Structure
On May 15, 2009, the members entered into a limited liability company agreement (the Agreement) as part of the establishment of the Company, which was most recently amended (the Amended Agreement) on November 14, 2018 as part of a minority investments made by certain strategic investors. As part of the Amended Agreement, the Company is authorized to issue two separate classes of member units (Preferred Member Interests and Class A Member Interests). Preferred Member Interests and Class A Member Interests share equal voting rights; however, Preferred Member Interests have certain liquidation preferences over the Class A Member Interests under certain circumstances. As of December 31, 2018 and 2017, the Company has 168.4800 and 158.3489 Preferred Member Interests and Class A Member Interests issued and outstanding, respectively. The Amended Agreement, among other things, established the ownership of certain Capital Member Interests in the Company and defines the distribution rights and allocations of profits and losses associated with those Capital Member Interests, corporate governance and Board of Director representation.
10. Member Interests

In 2012, the Company adopted a Profit Participation Plan (the Plan). The Plan provides incentives to eligible employees, officers and directors in the form of incentive nonvoting Class B Member Interests, which allows for the eligible person to share in the profits of the Company over certain thresholds defined in the agreement upon change in control of the Company. As of December 31, 2018 and 2017, the Company had reserved a total of 24.9530 Class B Member Interests. Of these Class B Member Interests, 1.1930 and 4.0630 were available for future grants at each year-end, respectively.
The Board of Directors has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the eligible employees who are granted Member Interests, the number of Member Interests that may be granted, vesting schedules and exercise prices. Class B Member Interests generally vest on the first anniversary of the grant date and annually thereafter over three years from the date of grant and expire, if not exercised, within ten years from the date of issuance. As of December 31, 2018 and 2017, the Company recognized $0.4 million and $0.2 million for Class B Member Interests in the accompanying consolidated financial statements, respectively.
The Company authorized new Class C Member Interests in 2017. The Class C Member Interests are designed as an incentive class for management, which allow management to share in the proceeds of a future liquidity event once the Preferred Members achieve certain return metrics. In September of 2018, all Class C Member Interests were issued. Class C Member Interests generally vest on the first anniversary of the grant date and annually thereafter over three years from the date of grant and expire, if not exercised, within ten years from the date of issuance. As of December 31, 2018 and 2017, the Company recognized $19 and zero for Class C Member Interests in the accompanying consolidated financial statements, respectively.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

The following summarizes the Plan activity for the years ended December 31, 2018 and 2017:

	Class B Member Interests	Class C Member Interests
Outstanding, December 31, 2016	17	—
Granted	6	—
Exercised	—	—
Repurchased	(2)	—
Forfeited/Canceled	—	—
Outstanding, December 31, 2017	21	—
Granted	5	100
Exercised	—	—
Repurchased	(2)	—
Forfeited/Canceled	—	—
Outstanding, December 31, 2018	24	100

Determining the appropriate fair value model and the related assumptions requires judgment. The fair value of each Class B and Class C Member Interest grants are estimated using a Black-Scholes option-pricing model on the date of grant as follows:

Member Interests	2018	2017
Estimated divided yield	—%	—%
Expected stock price volatility	30.00%	30.00%
Weighted-average risk-free interest rate	2.49% to 2.93%	1.67% to 2.04%
Expected life of options (years)	4	4

Due to limited historical data, the Company estimates expected share price volatility based on the actual volatility of comparable publicly traded companies over the expected life of the option. The expected term represents the average time that Class B Member Interests, which vested, are expected to be outstanding. The Company does not have sufficient history of the exercise of Class B and Class C Member Interests to estimate the expected term of employee Class B and Class C Member Interests and, thus, continues to calculate expected life based on the mid-point between the vesting date and the contractual term, which is in accordance with the simplified method. The risk-free rate is based on the U.S. Treasury yield curve at the grant date of the Class B Member Interests.
The Company has the ability to repurchase vested Class B and Class C Member Interests from willing members. In February 2018 and August 2018, the Company issued notes payable to repurchase 1.2488 and 0.6300 Class B Member Interests from former members in accordance with the terms of the grant agreement, respectively. The repurchase was completed at fair value using the methods described above and the notes payable are to be paid monthly over three years. The balance at December 31, 2018 is included in notes payable on the consolidated balance sheet.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

11. Income Taxes
The parent Company is a U.S. limited liability company treated as a partnership for federal and state income tax purposes with limited income tax liabilities and/or benefits of the Company being passed through to the members. Certain foreign subsidiaries held by the parent may be subject to foreign taxation on operating income or losses. Foreign taxes due, if any, are recorded based on the tax laws in the applicable foreign jurisdictions and are shown net of foreign income taxes withheld.

Deferred Income Tax Asset	2018	2017
Australian deferred tax asset	$272	$85
UK deferred tax asset	97	—
Allowance for deferred tax asset	(369)	(85)
Deferred tax asset, net	—	—
Foreign operations as of December 31, 2018 and 2017 incurred operating net losses of approximately $2.1 million and $0.3 million, which resulted in a deferred tax asset of approximately $0.4 million and $0.1 million, respectively. Based on both international subsidiary forecasts, carry-back allowances per foreign regulations, and known expenses, the Company does not believe at this time that the deferred tax asset will be used. As such, an allowance has been created to offset the asset.
12. Leases
The Company leases office space and equipment under noncancelable operating leases, some of which contain escalating payment clauses, rent free periods or lease incentives. The Company records rent expense on a straight-line basis. The difference between rent expense recorded and the amount paid is credited to deferred rent expense, which is included as a liability in the accompanying balance sheet.
As of December 31, 2018, the approximate future minimum lease payments are as follows for the years ending December 31:

Operating Leases
2019	$1,236
2020	1,763
2021	1,677
2022	1,728
2023	1,779
Total minimum lease payments	$8,183

Total rent expense incurred under operating leases during 2018 and 2017 was $0.9 million and $0.7 million respectively.
13. Commitments and Contingencies

Third-party Hosting Agreements
The Company has an agreement with a third-party vendor to provide a cloud computing platform, hosting infrastructure and related services. This agreement is an annual agreement which is billed monthly based on usage.
Legal Proceedings
From time to time, the Company may be involved in litigation that it believes is of the type common to companies engaged in the Company's line of business, including commercial and employment disputes. As of December 31, 2018, the Company is not involved in any pending legal proceedings whose outcome the Company expects to have a material adverse effect on its financial position, results of operations or cash flows.
14. Retirement Plan
The Company adopted the Lender Performance Group, LLC 401(k) & Profit Sharing Plan (the 401(k) Plan) in 2012. The 401(k) Plan allows for a discretionary employer contribution and covers all employees who are at least 21 years of age. Participants vest in the employer contribution portion of their account immediately. The employer contribution is 3% of eligible compensation. Any profit sharing contributions have a four-year vesting, based on years of completed service.
The Company's total expense under the 401(k) Plan was approximately $0.4 million and $0.3 million during 2018 and 2017, respectively.

Lender Performance Group, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except per share amounts and unless otherwise indicated)

15. Subsequent Events
The Company evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through April 29, 2019, the date the consolidated financial statements were available to be issued.
All subsequent events requiring recognition and disclosure have been incorporated into these consolidated financial statements.